Exhibit 3.1

Convenience Translation. The German version is authoritative

ARTICLES OF ASSOCIATION OF BIONTECH SE

I.	General Provisions

§1	Company Name, Registered Office and Financial Year

(1)	The name of the Company is “BioNTech SE”.

(2)	The Company has its registered office in Mainz, Germany.

(3)	The financial year is the calendar year.

§2	Purpose of Enterprise

(1)

The purpose of the Company is the research and development, manufacture and marketing of immunological and RNA-based drugs and test methods for the diagnosis, prevention and treatment of cancer, infectious diseases and other serious diseases.

(2)

The Company may undertake all transactions and actions that are expedient for serving the Company’s purpose. It is also authorized to establish and acquire other companies and to invest in other companies, as well as to manage such companies or to limit itself to the administration of the investment.

§3	Announcements

All of the Company’s announcements shall be made exclusively in the German Federal Gazette (Bundesanzeiger).

II.	Share Capital and Shares

§4	Amount and Division of Share Capital; Deviating Profit Participation

(1)	The Company’s share capital totals EUR 238,197,961.00 and is divided into 238,197,961 no-par value shares.

(2)

Any right of the shareholders to request that share certificates be issued is excluded, to the extent permitted by law or unless certification is required under applicable stock exchange rules where the shares or rights or certificates representing them are admitted for trading. Global certificates for shares may be issued. Form and content of these certificates shall be determined by the Management Board.

(3)	The shares are registered shares.

(4)	In the event of a capital increase, the profit participation of new shares may be determined in deviation from section 60(2) sentence 3 German Stock Corporation Act (AktG).

(5)	The Management Board is authorized, with the consent of the Supervisory Board, to increase the Company’s share capital in the period up to 18 August 2024 on one occasion or on multiple occasions by up to a total of EUR 99,924,291.00 by issuing up to 99,924,291 new, no-par value registered shares against contributions in cash or in kind (Authorized Capital). In principle, the shareholders are to be granted a subscription right. The shares may also be acquired by one or more banking institution(s) or one or more companies operating according to section 53(1) sentence 1 Banking Act (Kreditwesengesetz; KWG) or section 53b(1) sentence 1 or (7) KWG, with the requirement that the shares are offered to the Company’s shareholders for purchase (so-called indirect subscription right). The Management Board is authorized to exclude the subscription right of shareholders in one or more instance(s) of a capital increase as part of the Authorized Capital, subject to Supervisory Board approval,

(a)	to exclude fractional amounts from the subscription right,

(b)

in the case of a capital increase against cash contributions, if the issue price of the new shares is not significantly lower than the market price of the Company’s shares already listed on the stock exchange at the time the issue price is finally determined. However, this authorization shall only apply provided that the shares issued excluding subscription rights in accordance with section 186(3) sentence 4 AktG may not exceed a total of 10% of the share capital either at the time this authorization takes effect or - if this amount is lower - at the time this authorization is exercised. This limit of 10% of the share capital includes shares which are issued or disposed of during the term of this authorization until the date of its exercise in direct or equivalent application of section 186(3) sentence 4 AktG. Shares which are used to service bonds with convertible or option rights or convertible obligations are to be offset against the 10% limit if these bonds were issued under exclusion of shareholder subscription rights in accordance with section 186(3) sentence 4 AktG during the entitlement period. Treasury shares are to be offset against the 10% limit, where they were disposed of by the Company during the term of this authorization with the exclusion of subscription rights pursuant to or in analogous application of section 186(3) sentence 4 AktG;

(c)

in the case of capital increases in exchange for contributions in kind, in particular in order to be able to offer the shares to third parties when purchasing companies, parts of companies or interests in companies as well as licenses or industrial property rights;

(d)

in order to grant subscription rights to new shares to holders of conversion or option rights in respect of bonds issued by the Company or its subordinated domestic or foreign group companies, to the extent to which they would be entitled after exercising their conversion or option rights or after fulfilling an agreed conversion obligation;

(e)

to implement an election dividend (scrip dividend/share dividend) by which shareholders are given the option to contribute their dividend entitlements to the Company (either in whole or part) as a contribution in kind against issuance of new shares in the Company;

(f)

if shares are issued to one or more investors on one or more occasions or in connection therewith to shareholders by way of co-investments (within the meaning of the Annex to Section 4(5)) on the basis of agreements concluded by 30 June 2020 at an issue price (including any further payment agreed under the law of obligations) of at least USD 18.10 (to this extent, the more detailed provisions of the Annex to Section 4(5) shall apply) and, in doing so, the provisions of the Annex to Section 4(5) are complied with. However, this authority to exclude the subscription right pursuant to this letter f) shall lapse if the shares of the Company or the rights or certificates representing them have been admitted to trading on a stock exchange or any other multilateral trading system,

(g)

in case shares are to be issued to a member of the Management Board of the Company or to another person who is employed by the Company or one of its affiliates and a minimum holding period of at least one year and the obligation to transfer back the shares in the event that the beneficiary is not employed by the Company or one of its affiliated companies for the entire duration of the holding period or any other agreed period is agreed upon. Additional restrictions with regard to the shares issued may be agreed upon,

(h)

in a capital increase effected after introduction of the Company’s shares or certificates representing them to trading on a stock exchange or a multilateral trading system, if excluding subscription rights, according to the written declaration of an internationally renowned investment bank, is expedient to the shares’ successful placement in view of the requirements of eligible investors and if the discount by which the issue price of the shares may be below the current stock exchange price at the time the Management Board adopts the resolution on using authorized capital, according to such declaration, does not exceed the extent necessary for a successful placement, and

(i)

to satisfy an option to acquire additional shares or American Depositary Shares agreed with issuing banks in connection with a public offer of the Company’s shares in the form of American Depositary Shares.

The total number of new shares issued from the Authorized Capital and under exclusion of subscription rights pursuant to sentence 4 lit. a) to c) and h) above may not exceed 20% of the share capital, either at the time this authorization becomes effective or – if lower – at the time it is utilized. To be taken into account in the aforementioned 20%-limit are:

(i) those shares issued or to be issued to satisfy conversion or option rights or conversion or option obligations or tender rights of the issuer under bonds, if the bonds have been issued during the term of this authorization up to the time of its exercise, excluding the subscription rights of shareholders, as well as (ii) treasury shares that have been disposed under exclusion of subscription rights during the term of this authorization (except in the case of lit. b) para (v), (vi) or (vii) of the resolution to item no. 8 of the General Meeting of 19 August 2019).

The new shares participate in the profits as of the beginning of the first fiscal year for which the annual financial statements have not yet been submitted to the General Meeting at the time of registration of the implementation of the capital increase. The Management Board is authorized to determine further details of the capital increase and its implementation with the consent of the Supervisory Board.

(6)

The share capital is conditionally increased by up to EUR 21,874,806.00 by issuing up to 21,874,806 new registered no-par value shares each representing a notional value of EUR 1.00 of the share capital (Conditional Capital ESOP 2017/2019). The sole purpose of the Conditional Capital ESOP 2017/2019 is the grant of rights to holders of stock options issued by the Company under the authorization granted by the General Meeting of 18 August 2017 under agenda item 5.a), also in the version of such authorization as amended by resolution of the General Meeting of 19 August 2019 on agenda item 6.a) (together the “Authorization 2017/2019”). The shares shall be issued at the strike price determined in accordance with the provisions of the Authorization 2017/2019 in the version applicable at the time of its exercise. The conditional capital increase shall only be implemented to the extent that the holders of the stock options issued by the Company under the Authorization 2017/2019 exercise their subscription rights and the Company does not satisfy the stock options by delivering treasury shares or by a cash payment. The new shares shall be entitled to dividends from the beginning of the previous financial year if they are created by the exercise of subscription rights up until the start of the Annual General Meeting of the Company, and otherwise from the beginning of the financial year in which they are created as a result of the exercise of the stock options.

(7)

The share capital is conditionally increased by up to EUR 87,499,260.00 by issuing up to 87,499,260 new registered no-par value shares, each representing a notional value of EUR 1.00 of the share capital (Conditional Capital WSV 2019). The conditional capital increase shall only be carried out to the extent that the holders or creditors of option rights or conversion rights or those under an obligation to convert under warrant-linked or convertible bonds issued in return for cash contributions and issued or guaranteed by the Company or by a subordinate Company group entity up to, and including, 18 August 2024 based on Management Board authorisation as per the shareholder resolution conferring such authorisation passed at the General Meeting of 19 August 2019 avail of their option rights or conversion rights or where they are under an obligation to convert, to the extent they satisfy their obligation to convert, or to the extent that the Company exercises a right to choose to grant Company shares, in whole or in part instead of paying a monetary amount due, and to the extent cash compensation is not granted in each relevant case or treasury shares or shares of another stock-listed company are not utilised for servicing. The new shares are issued at the warrant exercise price or conversion price to be determined in each case in accordance with the aforementioned resolution granting authorisation. The new shares shall carry an entitlement to dividends from the beginning of the financial year in which they are created; as far as the law permits, the Management Board can confer dividend rights of new shares in derogation of the foregoing and of section 60(2) AktG and also for a financial year that has already ended. The Management Board is authorised, subject to Supervisory Board approval, to determine the further details for implementing the conditional capital increase.

(8)

To the extent that the above paragraphs provide for authorized or conditional capital, the Supervisory Board is authorized to amend the wording of the Articles of Association after expiry of the period for utilization of the authorized capital and in accordance with the extent of capital increases carried out on the basis thereof.

III.	The Executive Bodies of the Company

§5	Two-Tier System

(1)	The Company has a two-tier management and supervisory system consisting of a management body (Management Board) and a supervisory body (Supervisory Board).

(2)	The Company’s executive bodies are the Management Board, the Supervisory Board and the General Meeting.

IV.	Management Board

§6	Composition

(1)	The Management Board shall consist of at least two persons. The members of the Management Board are appointed for a maximum term of five years. Reappointments are permitted.

(2)	The number of members of the Management Board is otherwise determined by the Supervisory Board.

(3)	The appointment of deputy members of the Management Board is permissible.

§7	Management, Representation

(1)	The members of the Management Board shall conduct the business of the Company in accordance with the law, the Articles of Association and the rules of procedure issued by the Supervisory Board.

(2)

The Company shall be represented by two members of the Management Board or by one member of the Management Board jointly with one holder of a general commercial power of representation (Prokurist). If only one member of the Management Board is appointed, the Company will be represented by this individual alone. The Supervisory Board may grant one, several or all members of the Management Board sole power of representation.

(3)

The Supervisory Board may, by resolution, authorize members of the Management Board in general or in individual cases to conclude legal transactions simultaneously for the Company and as representatives of a company affiliated with the Company within the meaning of section 15 AktG as well as in individual cases simultaneously for the Company and as representatives of a third party.

(4)	The Supervisory Board may appoint a spokesman or a chairperson of the Management Board.

(5)	Furthermore, the Supervisory Board shall issue rules of procedure for the Management Board and shall determine in particular which types of business may only be transacted with its consent.

§8	Passing of Resolutions

(1)

The Management Board is quorate if all members of the Management Board are invited and at least half of its members participate in the adoption of the resolution, unless otherwise required by mandatory law. Members of the Management Board may cast their vote in writing, by telephone, by telefax or by means of electronic media.

(2)

The resolutions of the Management Board are passed by a majority of the votes cast, unless otherwise required by mandatory law. Abstentions shall not to be taken into account. In the event of a tie the chairperson shall have a casting vote, if such person has been appointed. This does not apply to a spokesman of the Management Board who may have been appointed.

V.	Supervisory Board

§9	Composition, Term of Office and Remuneration

(1)	The Supervisory Board shall comprise of four members.

(2)

Unless the General Meeting resolves on a shorter period when electing individual Supervisory Board members to be elected by it or for the full Supervisory Board, the Supervisory Board members shall be elected for a period ending no later than the end of the General Meeting which resolves on the discharge for the fourth financial year after the election. The fiscal year in which the term of office begins is not included in this calculation. Re-election is possible.

(3)

The successor to a member who leaves the Supervisory Board before the end of his or her term of office shall only be elected for the remainder of the term of office of the member who has left the Supervisory Board.

(4)

When electing Supervisory Board members, the General Meeting may for the same period elect a substitute member for several or all Supervisory Board members or as many substitute members as Supervisory Board members and determine the order in which they shall replace the Supervisory Board members who leave the Supervisory Board during their term of office for the remaining term of office.

(5)	Each member of the Supervisory Board may resign from office by submitting a written declaration to the Management Board. A period of one month must be observed.

(6)

In addition to reimbursement of their expenses, the members of the Supervisory Board receive an annual remuneration of EUR 50,000, the chairperson three times this amount and the deputy chairperson one and a half times this amount. The chairperson of the Audit Committee receives an additional annual remuneration of EUR 20,000. The members of the Supervisory Board who are only members of the Supervisory Board for part of the fiscal year or who chair or deputy chair the Supervisory Board or the Audit Committee receive the respective remuneration pro rata temporis. The same shall apply if this provision or a specific version of this provision is only in force for part of the financial year. If the reimbursement of out-of-pocket expenses or the remuneration is subject to value-added tax, value-added tax shall be payable in addition.

§10	Chairperson and deputy

(1)

The Supervisory Board shall elect a chairperson and a deputy chairperson from among its members for the duration of its term of office. In these elections the oldest member of the Supervisory Board in terms of age is the chairperson. The deputy shall have the rights of the chairperson if the latter is prevented from attending or delegates his or her representation to him or her.

(2)	If the chairperson or his/her deputy departs prematurely from their office, then the Supervisory Board shall immediately hold a new election to cover the remaining term of office.

§11	Convening and passing resolutions

(1)	As far as possible, the Supervisory Board shall be convened in each calendar quarter. It must be convened twice every calendar half-year.

(2)	The meetings of the Supervisory Board shall be convened by the chairperson verbally, by telephone, in writing, by fax or by email, stating the agenda.

(3)	The Supervisory Board is quorate if at least three members participate in the adoption of the resolution. A member also participates in the adoption of a resolution if he or she abstains from voting.

(4)

Resolutions require a majority of the votes cast by the members of the Supervisory Board not taking into account any abstentions. In the case of a tie, the votes of the chairperson of the Supervisory Board or, if he does not participate in the passing of the resolution, the vote of the spokesman of the Supervisory Board shall be the casting vote.

(5)

Resolutions of the Supervisory Board are in principle passed at meetings with personal attendance of the members of the Supervisory Board. Absent members of the Supervisory Board may submit their written vote through another member of the Supervisory Board. Unless the chairperson of the Supervisory Board states otherwise in the invitation due to special circumstances of the individual case, it is permissible for Supervisory Board members to participate and cast their vote in a face-to-face meeting by telephone. The Supervisory Board may also vote without convening a meeting by doing so in writing, by telephone, fax, video conference or email, or in a combined resolution. The chairperson shall decide on the form in which resolutions are to be passed. The Rules of Procedure for the Supervisory Board may stipulate that resolutions are to be postponed in individual cases to be specified in more detail.

(6)

Minutes shall be taken of the meetings of the Supervisory Board and signed by the chairperson of the meeting. If resolutions are passed outside meetings, the minutes must be signed by the chairperson of the Supervisory Board and forwarded to all members without delay.

(7)	The chairperson is authorized to on behalf of the Supervisory Board make the declarations required to implement the resolutions and to receive the declarations addressed to the Supervisory Board.

(8)	The Supervisory Board is empowered to resolve upon changes and amendments to the Articles of Association as long as such changes only affect the wording.

§12	Rules of Procedure

The Supervisory Board may issue Rules of Procedure for itself within the framework of the statutory provisions and the provisions of these Articles of Association.

§13	Committees

The Supervisory Board may form committees and may refer items for resolution to these committees within the scope of what is permitted by law.

VI.	General Meeting

§14	Venue and convocation

(1)	The General Meeting shall take place within the first six months of the expiry of the fiscal year at the registered office of the Company or in a German city with at least 500,000 inhabitants.

(2)	The General Meeting shall be convened by the Management Board or by the Supervisory Board.

(3)	Extraordinary General Meetings shall be convened when the best interests of the Company so require.

§15	Chairing the General Meeting, Right to Participate, Participation of Supervisory Board Members

(1)

The General Meeting shall be chaired by the chairperson of the Supervisory Board or, in his/her absence, by his/her deputy or, in his/her absence, by another person determined by the Supervisory Board. If no such determination has been made, the chairperson of the meeting shall be elected by the General Meeting.

(2)

Shareholders registered in the share register are entitled to participate and exercise their voting rights in the General Meeting if they are registered with the Company in good time. The registration to attend the General Meeting must be in German or English and must be received by the Company at least six days prior to the meeting, unless a shorter period, expressed in days, is provided for in the invitation to the General Meeting, at the address and in the form (written form, text form or another (electronic) form further specified by the Company) as stipulated in such invitation. The day of the General Meeting and the day of receipt shall not be counted.

(3)

The chairperson of the meeting shall determine the order of items on the agenda as well as the type and form of voting. The chairperson is authorized to limit the question and speaking rights of the shareholders, as appropriate and to the extent permitted by law. In particular, he/she is authorized, at the beginning or during the course of the General Meeting, to set a reasonable time limit for the entire General Meeting, for discussion of particular items on the agenda or for any particular speech or question. Furthermore, the chairperson of the General Meeting may prematurely close the list of requests to speak and close the debate, as far as this is necessary for the proper execution of the General Meeting.

(4)	The chairperson of the General Meeting may permit the video and audio transmission of the General Meeting in whole or in part, including a transmission via the Internet.

§16	Procedure, Minutes

(1)	Each share carries one vote.

(2)

Voting rights may be exercised by representatives. The power of attorney must be granted in text form by other means. The details shall be determined by the Company. They will be announced with the invitation to the General Meeting.

(3)

The Management Board is authorized to provide for shareholders to vote without attendance in the General Meeting in written form or by way of electronic communication (postal vote) as well as participate in the General Meeting and exercise all or some of their rights in whole or in part by means of electronic communication without physical participation and without being represented by a proxy (online participation). The Management Board determines the details of the postal vote as well as the scope and procedure of online participation in the invitation to the General Meeting. Minutes shall be kept of the proceedings and shall be signed by the chairperson of the Supervisory Board unless a notarial record is required by law.

§17	Resolution

(1)

Unless a larger majority is required by law or these Articles of Association, resolutions of the General Meeting shall be adopted by a simple majority of the votes cast. To the extent that statutory provisions also require a majority of the share capital present at the time the resolution is adopted, a simple majority of the share capital present shall suffice, unless a larger majority is required by law. In the event of an undecided vote, an agenda item shall be deemed rejected.

(2)

However, unless a larger majority is required by law, resolutions to amend the Articles of Association require a majority of at least two-thirds of the votes cast and of the share capital represented, if at least half of the share capital is not represented.

(3)

Should no majority be obtained in the first ballot in elections, the candidates with the two highest numbers of votes reached shall be put on a shortlist. If the election results in a tie between these two candidates, the decision shall be made by lot.

VII.	Annual Financial Statements, Appropriation of Profits

§18	Annual Financial Statements, Management Report

(1)

The Management Board shall prepare the Annual Financial Statements and any Management Report as well as the Consolidated Financial Statements and any Group Management Report for the past financial year within the statutory period.

(2)

The Management Board shall submit the Annual Financial Statements and any Management Report as well as the Consolidated Financial Statements and any Group Management Report to the Supervisory Board immediately after they have been prepared, together with its proposal to the General Meeting for the appropriation of net profit.

(3)

The Supervisory Board shall examine the Annual Financial Statements, any Management Report of the Management Board, the Consolidated Financial Statements and any Group Management Report and the proposal for the appropriation of net profits, and shall report the results of its examination in writing to the General Meeting. It must forward its report to the Management Board within one month of receipt of the documents. Should the Supervisory Board approve the Annual Financial Statements after examination, they shall be adopted unless the Management Board and Supervisory Board decide to leave the adoption of the Annual Financial Statements to the General Meeting.

§19	Retained Earnings

(1)

Should the Management Board and the Supervisory Board adopt the Annual Financial Statements, they may transfer amounts of up to half of the net profit for the year to retained earnings. In addition, they are authorized to transfer amounts to retained earnings of up to a further quarter of the net profit for the year, as long as the retained earnings do not exceed half of the share capital or insofar as they would not exceed half of the share capital after the transfer.

(2)

When calculating the portion of the net profit to be transferred to retained earnings in accordance with paragraph (1), allocations to the statutory reserve and accumulated losses carried forward shall be taken into account in advance.

(3)

The General Meeting shall resolve on the appropriation of profits retained resulting from the adopted Annual Financial Statements. It may allocate further portions of the profits retained to retained earnings, carry these profits forward to a new account – also by way of distribution in kind - or distribute them among the shareholders.

VIII.	Legal Disputes

§20	Jurisdiction of the US Federal Courts

In the case of litigation on the grounds of or in connection with federal or state capital market laws of the United States of America, only the United States District Court for the Southern District of New York or, in the case of it being replaced by any other first-instance Federal Court of the United States of America having judiciary over the borough of Manhattan, such court, shall be the competent court of jurisdiction, in each case insofar as this may be determined by these Articles of Association. This shall not affect any exclusive international jurisdiction under German or European law of the court located at the Company’s registered office.

IX.	Expenses

§21	Formation expenses

(1)	The formation costs of the Company shall be borne by FORATIS AG.

(2)	The Company shall bear the expenses of the formation of BioNTech SE by conversion of BioNTech AG into a European company (SE) in the amount of up to EUR 100,000.

Annex to Section 4(5) of the Articles of Association

Stipulations which are to be fulfilled in the event of an exclusion of the subscription right pursuant to Section 4(5) Sentence 4 Subsection (f) (the “new investor clause”)

(i)

The portion of shares issued on the basis of the respective Management Board resolution on the utilization of the authorized capital (including the shares issued to shareholders on the basis of co-investments pursuant to item (iv)) should not exceed one tenth of the share capital existing at the time of the resolution. In the event that shares have already been issued previously using the authorization to exclude subscription rights in accordance with the new investor clause, said tenth shall be replaced by the aforementioned tenth less the fractions which the shares issued in each case represented in relation to the share capital existing at the time of the respective resolution of the Management Board.

(ii)

The issue price in US dollars (including any further payment agreed under the law of obligations) shall be converted into euros for the purpose of determining an issue price in euros on the basis of an exchange rate that is determined by the Management Board in its dutiful discretion and that is current at the time of the resolution on the issuance or, in the case of further payments agreed under the law of obligations, at the time of the request for further payment.

(iii)

Shareholders who hold a total of 60% of the Company’s shares and among whom are Medine GmbH, the AT Impf GmbH, at least one Fidelity fund and at least one Redmile fund, have to approve the issuance of shares by declaration in text form. “Fidelity fund” or “Redmile fund” means any investment fund managed or advised by Fidelity Management & Research Company or any of its affiliates or, respectively, by Redmile Group LLC or any of its affiliates on the basis of a contract.

(iv)

In connection with any capital increase under exclusion of subscription rights pursuant to the new investor clause either (x) no shareholder nor any company affiliated with a shareholder will be given the opportunity to participate in the envisaged share issue, or (y) the Company will announce the envisaged share issue to each shareholder by email notifying the number of shares that the respective new investor intends to subscribe for, the issue price per share (including any further payment agreed under the law of obligations) and the total issue price to be paid by the respective investor (including, if applicable, the further payment), will request each shareholder, with a deadline of at least one week, to make a binding declaration in text form as to the extent to which he/she himself/herself wishes to subscribe for shares in the context of the relevant capital increase

(“co-investment”), and offer those who have submitted the declaration in due time to conclude a corresponding subscription agreement by submitting a proper draft subscription form. Each shareholder may transfer or assign his or her right to co-invest to companies affiliated with him or, in the case of an investment fund, to another investment fund advised directly or indirectly by the same investment advisor or by an investment advisor affiliated to the same. The invitation and the offer shall be restricted (in the cases set out in letters b. and c. below in the event that a determination of the relevant content is made) to the extent that:

a.

the pro-rata amount of the share capital represented by the total shares to be subscribed for by way of co-investments in the context of the capital increase in question may not exceed the fraction set out in item (i) with the proviso that existing subscription requests are initially taken into account in proportion to the pro-rata shareholdings and are otherwise disregarded to the extent that this amount would otherwise be exceeded,

b.

the pro-rata amount of the share capital represented by the total number of shares to be subscribed for by way of co-investments within the framework of the capital increase in question may not exceed the amount determined in the invitation and the offer (which amounts to at least half of the total envisaged amount of the capital increase); in such a case, the provisions of letter a shall apply mutatis mutandis, and

c.

the co-investment is subject to the condition that, upon penalty of exclusion from the co-investment, within a period of at least five banking days to be determined by the Company, starting from the date of availability of the proper draft of the subscription form corresponding to the declaration (x) the Company receives the duly signed subscription form in two originals , and (y) that the issue amount (in whole or the part claimed by the Company) is fully paid.